Exhibit 99.1

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INNOVIVE PHARMACEUTICALS STRENGTHENS BOARD WITH TWO ADDITIONS

— Antony Pfaffle, M.D. and J. Jay Lobell named to Board of Directors —

New York, NY (July 7, 2006) – INNOVIVE Pharmaceuticals, Inc., a Manhattan-based biopharmaceutical company, announced today that Antony Pfaffle, M.D. and J. Jay Lobell have joined the company’s Board of Directors.

“The addition of Dr. Pfaffle and Mr. Lobell to our board both broadens our depth of expertise and positions us to move forward with our goals and objectives,” said Steven Kelly, President and CEO, INNOVIVE Pharmaceuticals, Inc.

Antony Pfaffle, M.D. serves as a healthcare consultant for Goldman Sachs & Company. He also recently joined Paramount Biosciences, where he evaluates drugs and devices for their venture capital team. He previously served as a consultant in medicine/nephrology at the Memorial Sloan-Kettering Cancer Center in New York. In addition, he founded Black Diamond Research (now BDR Research), and Trinity Advisory Group. Dr. Pfaffle received his BS/MD degree at The City College of CUNY and was later appointed to the faculty at both Weill-Cornell Medical College and the NYU School of Medicine.

J. Jay Lobell serves as President and COO of Paramount BioSciences, LLC and Paramount BioCapital Asset Management, Inc. He also serves as CEO, Secretary and a member of the Board of Directors of Paramount Acquisition Corp. Mr. Lobell serves on the Board of Directors of NovaDel Pharma Inc. and is on the boards of several private biotechnology companies. Previously, Mr. Lobell was a partner at Covington & Burling, a law firm, where he provided litigation, regulatory and business advice. Mr. Lobell received his BA from Queens College and his JD from Yale Law School.

With the addition of Dr. Pfaffle and Mr. Lobell, current board members Stephen Rocamboli and Michael Weiser, M.D. have stepped down. Speaking of their service, Kelly said, “Mr. Rocamboli and Dr. Weiser have made outstanding contributions during the company’s first two formative years. I thank them for assisting INNOVIVE’s transition from an in-licensing company to an operational company.”

About INNOVIVE

INNOVIVE Pharmaceuticals, Inc. is a privately held publicly reporting biopharmaceutical company headquartered in New York, N.Y. The company’s mission is to acquire, develop and commercialize novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. For additional information visit www.innovivepharma.com.

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This press release contains forward-looking statements that involve risks and uncertainties that could cause INNOVIVE’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, the risk that the results of clinical trials may not support INNOVIVE’s claims, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’S Registration Statement on Form 10 filed with the SEC. INNOVIVE assumes no obligation to update these forward-looking statements, except as required by law.